Execution Version

SECOND AMENDMENT TO LOAN AGREEMENT
This AMENDMENT (this “Amendment”) dated as of January 24, 2019, to the Loan Agreement, dated as of August 30, 2018 (as amended by First Amendment to Loan Agreement, dated as of October 19, 2018 and as further amended or otherwise modified prior to the date hereof, the “Loan Agreement”), by and among UNITED NATURAL FOODS, INC., a Delaware corporation (“UNFI” or the “Borrower Agent”), UNITED NATURAL FOODS WEST, INC., a California corporation (“UNFW”) and certain Subsidiaries of UNFI party thereto from time to time that become borrowers (each such Subsidiary, together with UNFI and UNFW, collectively, the “U.S. Borrowers”), UNFI CANADA, INC., a corporation organized under the Canada Business Corporations Act (the “Canadian Borrower” and, together with the U.S. Borrowers, collectively, the “Borrowers”), the financial institutions party to the Loan Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Administrative Agent”), BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian agent for the Lenders (“Canadian Agent”), and the other parties party thereto.
WHEREAS, pursuant to Section 14.1.1(g) of the Loan Agreement, the Administrative Agent may, without any consent from any other party to the Loan Agreement, modify the Loan Agreement to reflect certain provisions in the Term Loan Agreement as of the Closing Date that are less favorable to the Borrower Agent or any of its Subsidiaries than those set forth in the Loan Agreement.
WHEREAS, pursuant to Section 14.1.1 of the Loan Agreement, the Administrative Agent and the Borrower Agent may modify the Loan Agreement with the consent of the Required Lenders to the extent permitted and required therein and such parties may make additional modifications to the Loan Agreement that affect certain existing Secured Bank Product Providers with the consent of each existing Secured Bank Product Provider.
ACCORDINGLY, pursuant to Section 14.1.1(g) and Section 14.1.1 of the Loan Agreement:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Loan Agreement are used herein as therein defined.
SECTION 2. MFN Amendments. Effective on the MFN Amendments Effective Date (as defined below), the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit I hereto (the “MFN Amendments”).
SECTION 3. Additional Amendments. Effective on the Additional Amendments Effective Date (as defined below), the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit II hereto (the “Additional Amendments”).
SECTION 4. Effectiveness.    The MFN Amendments shall become effective as of the date (the “MFN Amendments Effective Date”) that the Administrative Agent shall have executed this

Amendment. The Additional Amendments shall become effective as of the date (the “Additional Amendments Effective Date”) on which the Administrative Agent (or its counsel) shall have received executed counterparts of this Amendment that, when taken together, bear the signatures of the Administrative Agent, the Borrower Agent, the Required Lenders and each existing Secured Bank Product Provider that has outstanding Qualified Secured Bank Product Obligations as of the Additional Amendments Effective Date.
SECTION 5. Effect of Amendment.
(a)     Except as expressly set forth herein, this Amendment shall not (i) by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Loan Agreement or any other Loan Document or (ii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the existing Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or any other Loan Document in similar or different circumstances.
(b)     From and after the MFN Amendments Effective Date and before the Additional Amendments Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan Agreement in any other Loan Document shall be deemed a reference to the Loan Agreement as amended by the MFN Amendments. From and after the Additional Amendments Effective Date, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan Agreement in any other Loan Document shall be deemed a reference to the Loan Agreement as amended by the MFN Amendments and the Additional Amendments. This Amendment shall constitute a “Loan Document” for all purposes of the Loan Agreement as amended by this Amendment and the other Loan Documents.
SECTION 6. Governing Law. This Amendment shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

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IN WITNESS WHEREOF, each of the Borrower Agent and the Administrative Agent has caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

UNITED NATURAL FOODS, INC., as Borrower Agent
By:	/s/ Devon Hart
Name: Devon Hart
Title: Treasurer

[Signature Page to Amendment No. 2]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Edgar Ezerins
Name: Edgar Ezerins
Title: Senior Vice President

[Signature Page to Amendment No. 2]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Edgar Ezerins
Name: Edgar Ezerins
Title: Senior Vice President

[Signature Page to Amendment No. 2]

BMO Harris Financing, Inc., as a Lender
By:	/s/ Elizabeth Mitchell
Name: Elizabeth Mitchell
Title: Vice President

[Signature Page to Amendment No. 2]

BRANCH BANKING AND TRUST COMPANY, as a Lender
By:	/s/ David Miller
Name: David Miller
Title: Vice President

[Signature Page to Amendment No. 2]

Capital One, National Association, as a Lender
By:	/s/ Micah Spellman
Name: Micah Spellman
Title: Director

[Signature Page to Amendment No. 2]

Citizens Bank, N.A., as a Lender
By:	/s/ Peter Yelle
Name: Peter Yelle
Title: VP

[Signature Page to Amendment No. 2]

City National Bank, as a Lender
By:	/s/ Robert M. Brichacek
Name: Robert M. Brichacek
Title: Senior Vice President

[Signature Page to Amendment No. 2]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ William O'Daly
Name: William O'Daly
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

Farm Credit East, ACA, as a Lender
By:	/s/ Eric W. Pohlman
Name: Eric W. Pohlman
Title: Vice President

[Signature Page to Amendment No. 2]

JPMorgan Chase Bank, N.A., as a Lender
By:	/s/ Alieia Schreibstein
Name: Alieia Schreibstein
Title: Executive Director

[Signature Page to Amendment No. 2]

Bank of Montreal, as a Lender
By:	/s/ Helen Alvarez-Hernandez
Name: Helen Alvarez-Hernandez
Title: Managing Director

BANK OF MONTREAL
Corporate Finance Division
Cross-Border Banking
First Canadian Place - 100 King St. W., 18th Fl.
Toronto, Ontario M5X 1A1
CANADA

[Signature Page to Amendment No. 2]

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Jordan Azar
Name: Jordan Azar
Title: Vice President

[Signature Page to Amendment No. 2]

COŐPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender
By:	/s/ Timothy J Devane
Name: Timothy J Devane
Title: Executive Director

By:	/s/ William Binder
Name: William Binder
Title: Executive Director

[Signature Page to Amendment No. 2]

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Anna Bernat
Name: Anna Bernat
Title: Attorney In Fact

By:	/s/ Andrew J. Chaykoski
Name: Andrew J. Chaykoski
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

TD Bank, N.A., as a Lender
By:	/s/ Edmundo Kahn
Name: Edmundo Kahn
Title: Vice-President

[Signature Page to Amendment No. 2]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Nicole Manies
Name: Nicole Manies
Title: Vice President

[Signature Page to Amendment No. 2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Peter Schuebler
Name: Peter Schuebler
Title: Vice President

[Signature Page to Amendment No. 2]

BANK OF AMERICA, N.A., as a Secured Bank Product Provider
By:	/s/ Edgar Ezerins
Name: Edgar Ezerins
Title: Senior Vice President

[Signature Page to Amendment No. 2]

Citizens Bank, N.A., as a Secured Bank Product Provider
By:	/s/ Peter Yelle
Name: Peter Yelle
Title: VP

[Signature Page to Amendment No. 2]

JPMorgan Chase Bank, N.A., as a Secured Bank Product Provider
By:	/s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Executive Director

[Signature Page to Amendment No. 2]

PNC BANK, NATIONAL ASSOCIATION, as a Secured Bank Product Provider
By:	/s/ Jordan Azar
Name: Jordan Azar
Title: Vice President

[Signature Page to Amendment No. 2]

COŐPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Secured Bank Product Provider
By:	/s/ Timothy J Devane
Name: Timothy J Devane
Title: Executive Director

By:	/s/ William Binder
Name: William Binder
Title: Executive Director

[Signature Page to Amendment No. 2]

ROYAL BANK OF CANADA, as a Secured Bank Product Provider
By:	/s/ Anna Bernat
Name: Anna Bernat
Title: Attorney In Fact

By:	/s/ Andrew J. Chaykoski
Name: Andrew J. Chaykoski
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

THE TORONTO-DOMINION BANK, as a Secured Bank Product Provider
By:	/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

U.S. Bank National Association, as a Secured Bank Product Provider
By:	/s/ Nicole Manies
Name: Nicole Manies
Title: Vice President

[Signature Page to Amendment No. 2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Secured Bank Product Provider
By:	/s/ Peter Schuebler
Name: Peter Schuebler
Title: Vice President

[Signature Page to Amendment No. 2]

Exhibit I
[MFN Amendments to Loan Agreement attached]

(vii)	non-cash charges or losses from (A) any joint venture of any Borrower or any Subsidiary and (B) non-cash minority interest reductions; plus

(viii)
the amount of “run-rate” cost savings, and synergies ~~and incremental earnings from administrative, selling or production-related activities~~ projected by Borrower Agent in good faith to result from actions taken prior to or during, or expected to be taken following such period (which cost savings, or synergies ~~or incremental earnings~~ shall be subject only to certification by a Senior Officer of the Borrower Agent and shall be calculated on a pro forma basis as though such cost savings, or synergies ~~or incremental earnings~~ had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (A) a Senior Officer of the Borrower Agent shall have certified to the Administrative Agent that (x) such cost savings, or synergies ~~or incremental earnings~~ are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions, and (y) such actions have been taken or are to be taken within ~~eighteen~~twelve (~~18~~12) months of the event giving rise thereto and (B) the aggregate increase to Consolidated EBITDA for any period pursuant to this clause (viii) and clause (ii) of the definition of “Pro Forma Adjustment” shall not exceed the greater of (1) $0 and (2)(A) for any period 25% for such period of Consolidated EBITDA (calculated ~~after~~before giving effect to any ~~increases~~increase pursuant to this clause

(viii)    and clause (ii) of the definition of “Pro Forma Adjustment”) minus (B) the amount of addbacks pursuant to clauses (xvii) and (xviii) of this definition; plus

(ix)
(A) any costs or expense incurred by any Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the any Borrower or Net Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of any Borrower and (B) cash payments under long-term management equity incentive plans; plus

(x)
cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xi)	any net loss included in Consolidated Net Income attributable to non- controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xii)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of any Borrower and its Subsidiaries; plus

(xiii)
net realized losses from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xiv)	[Intentionally Omitted]; plus

(xv)	the amount of any charges, expenses, costs or other payments in respect of facilities no longer used or useful in the conduct of the business of the Borrowers and their Subsidiaries; plus

(xvi)	costs, expenses and payments in connection with actual or prospective litigation, legal settlements, fines, judgments or orders; plus

(xvii)
any other adjustments or add-backs with respect to the Supervalu Acquisition specified in (but without duplication) (i) the Due Diligence Report prepared by PricewaterhouseCoopers LLP, dated as of June 2018 and delivered to certain Lead Arrangers on June 22, 2018 and (ii) the “Project Eden” Financial Due Diligence Assistance Report prepared by KPMG LLP and dated as of June 20, 2018 provided that in no event shall the aggregate amount added to Consolidated EBITDA pursuant to this clause (xvii) in any period exceed $~~214,000,000~~185,000,000; plus

(xviii)
the amount of “run-rate” cost savings and synergies with respect to the acquisitions by the Borrower (or any of its Subsidiaries) of Unified Grocers, Inc. and Associated Grocers of Florida, Inc., in each case subject to the limitations in clause (viii) of this definition without giving effect to clause (B) of the proviso thereto;

(b)    decreased (without duplication) by the following:

(i)
non-cash gains increasing Consolidated Net Income of such Person for such period (other than any such amounts in connection with the sale of routes to independent operators), excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)
realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrowers and their Subsidiaries; plus

(iii)
any net realized income or gains from any obligations under any Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)
any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45;

(c)    increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d)    increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by such Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Senior Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining the Consolidated EBITDA for any period, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by any Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

Consolidated First Lien Net Leverage Ratio: with respect to any most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt
(i)    that is secured by a Lien on the Collateral on a pari passu or senior priority basis with the Liens securing the Term Loan Facility (but without regard to the control of remedies) or (ii) that constitutes Capital Lease obligations of the Borrower Agent or any of its Subsidiaries, plus, the principal amount of Obligations, as of the last day of such most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis to (b) Consolidated EBITDA of the Borrowers and the Subsidiaries for such most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis; ~~provided that, with respect to any date of determination occurring during the fiscal months ending closest~~

~~to October 31, November 30 and December 31 of any Fiscal Year of the Borrower Agent, an amount equal to $150,000,000 shall be deducted from the calculation of Consolidated Total Debt for the purposes of this calculation.~~.

Consolidated Interest Expense: with respect to any Person for any period (and with respect to the Borrowers and Subsidiaries, such Persons on a consolidated basis), without duplication, the sum of:

(a)    consolidated interest expense of such Person for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including
(a)    amortization of original issue discount or premium resulting from the issuance of Debt at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments, (d) the interest component of Capital Lease obligations and (e) net payments, if any, pursuant to interest rate obligations under any Hedging Agreements with respect to Debt); plus

(b)    consolidated capitalized interest of such Person for such period, whether paid or accrued; less

(c)	interest income for such period.

For purposes of this definition, interest on a Capital Lease obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease obligation in accordance with GAAP.

Consolidated Net Income: with respect to any Person for any period, the net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP (and with respect to the Borrowers and Subsidiaries, such Persons on a consolidated basis); provided, however, that there will not be included in such Consolidated Net Income:

(a)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(b)    any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of any Borrower or any Subsidiary (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Senior Officer or the board of directors of the Borrower Agent), including the gain on the sale of routes to independent operators;

(c)    any extraordinary expenses, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves (including relating to the Transaction Expenses) in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(d)	the cumulative effect of a change in accounting principles;

(e)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards (including any long-term management equity

(p) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that equity of any Borrower or Restricted Subsidiary in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed to such Borrower or Restricted Subsidiary as a dividend or other distribution or return on investment during such Period.

In addition, to the extent not already excluded from the Consolidated Net Income of such Person, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment (including the Supervalu Acquisition) or any sale, conveyance, transfer or other disposition of assets permitted hereunder (it being understood and agreed that if such Person has notified a third party of such amount to be reimbursed or indemnified and such third party has not denied its reimbursement or indemnification obligation, such amounts shall also be excluded) and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower Agent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

Consolidated Secured Net Leverage Ratio: with respect to any most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt that is secured by a Lien on the property of the Borrower Agent or any of its Subsidiaries and (b) Consolidated EBITDA of the Borrowers and the Subsidiaries for such most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis~~; provided that, with respect to any date of determination occurring during the fiscal months ending closest to October 31, November 30 and December 31 of any Fiscal Year of the Borrower Agent, an amount equal to $150,000,000 shall be deducted from the calculation of Consolidated Total Debt for the purposes of this calculation.~~.

Consolidated Total Debt: as of any date of determination, (a) the aggregate principal amount of Debt of the Borrowers and the Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Debt resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Debt for borrowed money (including obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments), Capital Lease obligations, Purchase Money Debt and letters of credit (but only to the extent any letter of credit has been drawn but not reimbursed) minus (b) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than any nonconsensual Lien that is permitted under the Loan Documents, Liens of the Administrative Agent, Liens in favor of the Term Loan Facility Agent under the Term Loan Facility Documents and any Liens securing other Debt permitted hereunder to be secured by a Lien on the Collateral along with the Obligations), which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Debt incurred on such date; provided that Consolidated Total Debt shall not include obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes.

Consolidated Total Net Leverage Ratio: with respect to any most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis, the ratio of (a) Consolidated Total Debt as of the last day of such any most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis to (b) Consolidated EBITDA of the Borrowers and the Subsidiaries for such most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis~~; provided that, with respect to any date of determination occurring during the fiscal months ending closest to October 31, November 30 and December 31 of any Fiscal Year of the Borrower Agent, an amount equal to~~
~~$150,000,000 shall be deducted from the calculation of Consolidated Total Debt for the purposes of this calculation.~~.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt or dividend (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contribution Debt: unsecured Debt of any Borrower or any Subsidiary in an amount equal to the aggregate amount of cash contributions made after the Closing Date to any Borrower in exchange for Qualified Equity Interests of any Borrower, except to the extent utilized in connection with any other transaction permitted by Section 10.2.8 and Section 10.2.9 and except to the extent such amount increases the Available Equity Amount.
Converted Restricted Subsidiary: as defined in the definition of “Consolidated EBITDA”. Converted Unrestricted Subsidiary: as defined in the definition of “Consolidated EBITDA”. Credit Card Agreements: all agreements now or hereafter entered into by any U.S. Borrowing
Base Obligor or for the benefit of any U.S. Borrowing Base Obligor, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases.

Credit Card Issuer: any Person (other than an Obligor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

Credit Card Notifications: notifications substantially in the form attached hereto as Exhibit F.

Incremental Equivalent Debt: Debt of any Borrower or any Subsidiary in an aggregate principal amount not to exceed the Maximum Incremental Facilities Amount so long as (A) such Debt shall not mature prior to the date that is 91 days after the latest Applicable Termination Date (or prior to the latest Applicable Termination Date in the case of any such Debt that is secured with a Lien on the Term Loan Priority Collateral ranking pari passu with the Liens securing the Term Loan Facility); provided, that the foregoing requirements of this clause (A) shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (A), (B) such Debt shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those applicable to the initial term loans under the Term Loan Facility; provided, that the foregoing requirements of this clause (2) shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B), (C) in the case of any secured Incremental Equivalent Debt, shall be subject to customary intercreditor terms (including those in the Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as applicable), (D) such Debt is not guaranteed by any Person other than any Obligor, (E) if such Debt is secured, it is not secured by any assets other than the Collateral and (F) ~~the maximum aggregate principal amount of Incremental Equivalent~~such Debt ~~that may~~shall be incurred by ~~Subsidiaries that are not Obligors shall not exceed the greater of (x) U.S.$50,000,000 and (y) 5.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis at any one time outstanding (this clause (F), the “Non-Loan Party Incremental Debt Basket”).~~a U.S. Loan Party.

Incremental Fixed Dollar Basket: ~~the greater of (x) $875,000,000 and (y) 100% of Consolidated EBITDA (calculated on a pro forma basis) for the most recently ended period of four consecutive Fiscal Quarters~~an amount equal to $656,250,000.

Indemnified Taxes: (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any Obligation of any Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, provincial, territorial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, any Canadian Debtor Relief Law, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver manager, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) in the case of the Canadian Borrower or any Canadian Subsidiary, the filing of a notice of intention to make a proposal or the filing of a proposal under the Bankruptcy and Insolvency Act (Canada).

Intellectual Property: all intellectual property rights and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all goodwill associated therewith or symbolized by the foregoing; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all extensions or renewals thereof; all licenses

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of any Agent’s Liens on any Collateral; (b) impairs the ability of the Obligors, taken as a whole, to perform their payment obligations under the Loan Documents; or (c) otherwise results in a material adverse effect on the ability of any Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Incremental Facilities Amount: at any date of determination, an aggregate principal amount of up to (i) the Incremental Fixed Dollar Basket, plus (ii) the aggregate amount of voluntary prepayments of loans under (A) the Term Loan Facility (including purchases of such loans by the Borrowers or any of their Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Loans shall be deemed not to exceed the actual purchase price of such Loans below par), other than from proceeds of long term Debt (other than revolving Debt) and (B) Incremental Equivalent Debt and other Debt permitted by Section 10.1.1(l), in each case secured on a pari passu basis with the Term Loan Facility and, in the case of any such Debt that is revolving in nature, to the extent such prepayments are accompanied by permanent commitment reductions, plus (iii) an unlimited amount, so long as in the case of this clause (iii) only, such amount at such date of determination can be incurred without causing (w) in the case of incremental Loans under the Term Loan Facility and Incremental Equivalent Debt, in each case, secured with a Lien on the Term Priority Collateral ranking pari passu with the Liens securing the obligations under the Term Loan Facility, the Consolidated First Lien Net Leverage Ratio to exceed ~~4.00~~3.75 to 1.00, (x) in the case of incremental loans under the Term Loan Facility and Incremental Equivalent Debt, in each case that is secured by a Lien on the Term Priority Collateral ranking junior to the Lien securing the obligations under the Term Loan Facility or ~~secured with a Lien on property of the Borrower Agent or any of its Subsidiaries that does not constitute Collateral,~~ the Consolidated Secured Net Leverage Ratio to exceed ~~4.00~~3.75 to 1.00, and (y) in the case of ~~unsecured incremental term loans under the Term Loan Facility and unsecured Incremental Equivalent Debt, in each case incurred under the Non-Loan Party Incremental Debt Basket, the Consolidated Total Net Leverage Ratio to exceed 4.00 to 1.00 and (z) in the case of all other~~ unsecured incremental loans under the Term Loan Facility and unsecured Incremental Equivalent Debt, the Consolidated Total Net Leverage Ratio to exceed ~~4.50~~3.75 to 1.00, in each case on a pro forma basis, and after giving effect to any other transactions consummated in connection therewith and assuming for purposes of this calculation that (1) any cash proceeds of any incremental loans under the Term Loan Facility then being incurred shall not be netted from the numerator in the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, for purposes of calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, under this clause (iii) for purposes of determining whether such incremental loans under the Term Loan Facility can be incurred and (2) in the case of any incremental revolving facility or any incremental term loan facility with delayed draw commitments, that the commitments thereunder are fully drawn on the date of incurrence (provided, however, that if amounts incurred under this clause (iii) are incurred concurrently with the incurrence of incremental loans under the Term Loan Facility (in each case, including any unused commitments obtained) in reliance on clause (i) and/or clause (ii) above, the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (i) and/or clause (ii)); provided further, for the avoidance of doubt, to the extent the proceeds of any incremental loans under the Term Loan Facility are being utilized to repay Debt, such calculations shall give pro forma effect to such repayments). The Borrowers may elect to use clause (iii) above regardless of whether the Borrowers have capacity under clause (i) or clause (ii) above. Further, the Borrowers may elect to use clause (iii) above prior to using clause (i) or clause (ii) above, and if both clause (iii) and clause (i) and/or clause (ii) are available and the Borrowers do not make an election, then the Borrower swill be deemed to have elected to use clause (iii) above. ~~Notwithstanding the foregoing, the Borrowers may re-designate any Debt originally designated as incurred under clause (i) and/or clause (ii) above as having been incurred under clause (iii), so long as at the time of such re-designation, the Borrowers would be permitted to incur under clause (iii) the aggregate principal amount of Debt being so re-designated (for purposes of clarity, with any such re-designation having the effect of increasing the Borrowers’ ability to incur Debt under clause (i) and/or clause (ii) on and after the date of such re- designation by the amount of Debt so re-designated).~~

Medicaid: the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

Medicare: the health care financial assistance program under Title XVIII of the Social Security
Act.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type defined in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien (that, in the case of Collateral sold, is senior to any Agent’s Liens thereon); (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms reasonably satisfactory to Administrative Agent.

Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1 and (b) has been approved by the Required Lenders.

Non-Defaulting Lender: any Lender that is not a Defaulting Lender.

Permitted Business: the business of the Borrowers and the Subsidiaries as conducted on the Signing Date and businesses and business activities that are reasonably related or complementary thereto or ancillary or incidental thereto or that the Borrowers have determined, in their reasonable business judgment, would enhance the business, operations and condition (financial or otherwise) of the Borrowers and the Subsidiaries.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Signing Date, and any extension, modification, renewal or replacement thereof that does not increase the amount of such Contingent Obligation when extended, modified, renewed or replaced; (d) incurred in the Ordinary Course of Business in favor of suppliers, customers, lessors and licensors or with respect to surety, appeal, bid or performance bonds, completion guarantees or other similar obligations; (e) arising from customary indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments in favor of purchasers in connection with dispositions of assets permitted hereunder or in connection with the Transactions, a Permitted Acquisition or any other Investment expressly permitted hereunder; (f) arising under the Loan Documents; (g) of a Borrower or a Subsidiary with respect to Debt of a Borrower or a Subsidiary that is permitted under Section 10.2.1; or (h) in an aggregate amount of the greater of (x) U.S.$25,000,000 and (y) 3.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis, in each case or less at any time.

Permitted Discretion: as used herein, with reference to the Administrative Agent, a determination made in the exercise, in good faith, of reasonable business judgment from the perspective of a secured, asset-based lender for comparable asset-based lending transactions.

Permitted Investments:

(a)    (i) Investments existing on the Signing Date and identified on Schedule 10.2.5, and any extension, modification, renewal or replacement of any such Investment that does not increase the amount of such Investment when extended, modified, renewed or replaced, and (ii) Investments in Subsidiaries existing on the Signing Date;

(b)    Investments in Domestic Subsidiaries; provided, that (i) any acquisition of Equity Interests in a Person that was not previously a Subsidiary shall be subject to compliance with the requirements set forth in the definition of “Permitted Acquisition” and (ii) Investments pursuant to this clause (b) in Domestic Subsidiaries that are not Guarantors, together with (x) Investments pursuant to clause (c) of this definition by an Obligor in any Person that is not an Obligor and (y) Investments pursuant to clause (d) of this definition, shall not at any one time exceed the greater of
(x) U.S. $~~200,000,000~~75,000,000 and (y) ~~25.00~~9.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(c)    Investments in Foreign Subsidiaries by Foreign Subsidiaries; provided, that Investments pursuant to this clause (c) by an Obligor in any Person that is not an Obligor, together with (x) Investments pursuant to clause (b) of this definition in Domestic Subsidiaries that are not Guarantors and (y) Investments pursuant to clause (d) of this definition, shall not at any one time exceed the greater of (x) U.S. $~~200,000,000~~75,000,000 and (y) ~~25.00~~9.00% of Consolidated

EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(d)    Investments in Foreign Subsidiaries by UNFI and Domestic Subsidiaries; provided, that Investments pursuant to this clause (d), together with (x) Investments pursuant to clause (b) of this definition in Domestic Subsidiaries that are not Guarantors and (y) Investments pursuant to clause (c) of this definition by an Obligor in any Person that is not an Obligor, shall not at any one time exceed the greater of (x) U.S. $~~200,000,000~~75,000,000 and (y) ~~25.00~~9.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(e)	loans and advances permitted by Section 10.2.7;

(f)	Permitted Contingent Obligations;
(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)    Investments in assets that were Cash Equivalents when made that are, to the extent required by the Loan Documents, subject to the Applicable Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to such Agent;

(i)	Permitted Acquisitions;

(j)    (i) Investments not otherwise described in the preceding clauses but subject to the final proviso of this clause (j); provided, that (A) no Event of Default shall exist before or after giving effect to the proposed Investment, (B) daily average Adjusted Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been consummated at the beginning of such 30 day period, shall be at least 10% of the Aggregate Borrowing Base and
(C) Borrowers shall have a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the most recently completed period of four Fiscal Quarters for which financial statements have been provided pursuant to Section 10.1.2, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been made at the beginning of such period of four Fiscal Quarters; provided, that to the extent daily average Adjusted Aggregate Availability for the 30 consecutive days immediately before consummating the proposed Investment, calculated on a pro forma basis after giving effect to such Investment as if such Investment had been consummated at the beginning of such 30 day period, is at least 15% of the Aggregate Borrowing Base, this clause (C) shall not be applicable, and
(ii)    UNFI shall have delivered to the Administrative Agent not less than two (2) Business Days prior to the earlier of (x) the execution of a definitive or binding agreement to consummate the proposed Investment and (y) the consummation of such proposed Investment, a statement, certified by a Senior Officer of UNFI, setting forth, in reasonable detail, computations (determined in a manner reasonably acceptable to the Administrative Agent) evidencing satisfaction of the requirements set forth in clause (i) above; provided, further, that any acquisition of Equity Interests in a Person that was not previously a Subsidiary shall be subject to compliance with the requirements set forth in the definition of “Permitted Acquisition”;

(k)    other Investments in an aggregate amount outstanding at any one time not to exceed the greater of (x) U.S. $~~150,000,000~~125,000,000 and (y) ~~17.50~~14.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(l)	[Intentionally Omitted];

(m)	the Supervalu Acquisition;
(n)    asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(o)    Investments consisting of Liens, Debt, fundamental changes, Asset Dispositions and restricted payments permitted under Section 10.2.1, Section 10.2.2, Section 10.2.4, Section 10.2.6 and Section 10.2.9, respectively;

(p)	Investments in Hedging Agreements permitted under Section 10.2.1(d);
(q)    promissory notes and other noncash consideration received in connection with an Asset Dispositions permitted by Section 10.2.6;

(r)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(s)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(t)    Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Equity Amount;

(u)    Investments held by a Subsidiary acquired after the Closing Date or of a corporation or company merged into any Borrower or merged or consolidated with any Subsidiary in accordance with Section 10.2.9 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(v)    Guarantee Obligations of any Borrower or any Subsidiary in respect of leases (other than Capital Leases) or of other obligations that do not constitute Debt, in each case entered into in the ordinary course of business;

Subsidiaries, the lender or other obligee under such Refinancing Debt shall be the Borrower Agent or one of its Subsidiaries;

(g)    Debt representing an Investment that is not prohibited by
Section 10.2.5;

(h)	intercompany Debt permitted by Section 10.2.7;

(i)	Debt represented by financed insurance premiums;

(j)    Debt representing deferred compensation to current or former employees, officers and directors of a Borrower or Subsidiary incurred in the Ordinary Course of Business;

(k)    Debt under any Seller Note; provided, that (i) to the extent that such Debt becomes due and payable and such payments are required to be made by the Borrower Agent or any Subsidiary, the Borrower Agent or such Subsidiary shall make such payments within two (2) Business Days thereof and (ii) the terms of such Seller Note shall be reasonably satisfactory to the Administrative Agent;

(l)    Debt under the Term Loan Agreement in an aggregate principal amount not to exceed (x) $1,950,000,000 plus (y) the aggregate principal amount of Debt permitted to be incurred as “Incremental Facilities” under and as defined in the Term Loan Agreement as in effect on the Closing Date not to exceed at any time the Maximum Incremental Facilities Amount (or pursuant to any comparable provisions to the extent such provisions are not used to incur an aggregate principal amount of such Debt in excess of the Maximum Incremental Facilities Amount);

(m)	Debt in respect of Incremental Equivalent Debt;

(n)    Debt that is not included in any of the clauses of this Section and does not exceed the greater of (x) U.S. $~~125,000,000~~75,000,000 and
(y)    ~~15.00~~9.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis in the aggregate at any time; provided, that if such Debt is secured by the Collateral, (A) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and
(B) the representatives (or beneficiary or agent) in respect of such Debt shall have entered into the Intercreditor Agreement;

(o)    the Existing UNFI Term Loan Credit Agreement; provided, that the Existing UNFI Term Loan Credit Agreement shall be permitted under this clause (o) only during the period from and after the Closing Date until the date that is 45 days after the Closing Date;

(p)    Debt to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former
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spouses to finance the purchase or redemption of Equity Interests of any Borrower (or any direct or indirect parent thereof) permitted by Section 10.2.4 in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(q)    Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(r)    Debt incurred by any Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims;

(s)    Debt supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(t)    Debt incurred by a Subsidiary that is not an Obligor, and guarantees thereof by a Subsidiary that is not an Obligor, in an aggregate principal amount not to exceed the greater of (x) $~~50,000,000~~25,000,000 and (y) ~~5.00~~3.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis at any one time outstanding;

(u)	unsecured Contribution Debt;

(v)	[Intentionally Omitted];

(w)    Debt assumed in connection a Permitted Acquisition or other Investment not prohibited hereunder and not created in contemplation thereof, so long as (i) in the case of any such Debt that is secured by a Lien on the property of any Subsidiary of the Borrower Agent, the Consolidated Secured Net Leverage Ratio does not exceed ~~4.00~~3.75 to 1.00 and (ii) in the case of any such Debt that is unsecured, the Consolidated Total Net Leverage Ratio does not exceed ~~4.50~~3.75 to 1.00 (in each case, calculated on a pro forma basis, and after giving effect to any other transactions consummated in connection therewith but assuming that any commitments thereunder are fully drawn as of the date of assumption); provided, that Debt incurred by a Subsidiary that is not an Obligor pursuant to this clause (w) of this Section 10.2.1, and guarantees thereof by a Subsidiary that is not an Obligor, in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 5.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis at any one time outstanding;

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property to which such requirement would not have applied but for such acquisition), (iii) the Debt secured thereby is permitted under Section 10.2.2 and
(iv)    no such Lien may extend to or cover any ABL Priority Collateral unless such Lien is junior to the Lien securing the Obligations;

(x)    Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any Subsidiary in the ordinary course of business;

(y)    Liens, if any, arising from precautionary Uniform Commercial Code or PPSA financing statements;

(z)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) the modification, replacement, renewal or extension of any Lien permitted by this Section 10.2.2; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under Section 10.2.1, and (B) proceeds and products thereof; and
(ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 10.2.2;

(cc) ground leases in respect of real property on which facilities owned or leased by any Borrower or any Subsidiary are located;

(dd) Liens on property of a Subsidiary that is not an Obligor securing Debt or other obligations of such Subsidiary that is not an Obligor; in an aggregate principal amount at any time outstanding not to exceed the greater of
(x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(ee) Liens solely on any cash earnest money deposits made by any Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(ff)    Liens securing Debt permitted pursuant to Section
10.2.1(d);

(gg) other Liens securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $~~125,000,000~~75,000,000 and (y) ~~15.00~~9.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended ~~most recently~~
152

~~ended~~ period of four consecutive Fiscal Quarters ~~calculated on a pro forma basis~~ calculated on a pro forma basis; provided, that (i) any Liens on ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and (ii) the representatives (or beneficiary or agent) in respect of such Debt or obligations shall have entered into the Intercreditor Agreement;

(hh) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law; and

(ii) Liens on the Equity Interests of joint ventures securing financing arrangements for the benefit of the applicable joint ventures that are not otherwise prohibited under this Agreement.

10.2.3.	[Intentionally Omitted].

10.2.4.	Distributions; Upstream Payments. Declare or make any Distributions, except:

(a)    Upstream Payments; provided, that any Upstream Payments by a Subsidiary (other than a Subsidiary that is a Subsidiary of the Canadian Borrower) to the Canadian Borrower shall not exceed in the aggregate during any Fiscal Year the greater of (x) U.S.$10,000,000 (or its equivalent in other currencies) and (y) 1.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(b)    payments by any Borrower or Subsidiary in respect of withholding or similar Taxes payable by any future, present or former officer, director, manager or employee (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; provided, that the aggregate amount of all cash payments made pursuant to this clause (b) shall not exceed in any Fiscal Year the greater of (x) $25,000,000 and (y) 3.00% of Consolidated EBITDA of the Borrowers and the Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters calculated on a pro forma basis;

(c)    UNFI may purchase or redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests of UNFI, provided, that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby;

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Exhibit II
[Additional Amendments to Loan Agreement attached]

ABL Credit Agreement”) (including the payment in full of any outstanding interest, fees and expenses owing or accruing under or in respect of the Existing UNFI ABL Credit Agreement) and (B) Supervalu Inc. and its Subsidiaries under (1) the Second Amended and Restated Term Loan Credit Agreement, dated as of January 31, 2014, by and among Supervalu Inc., Goldman Sachs Bank USA, as administrative agent, the lenders party thereto and the other parties party thereto, (2) the Amended and Restated Credit Agreement, dated as of March 21, 2013, by and among Supervalu Inc., Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the other parties party thereto, (3) Supervalu Inc.’s 6.75% Senior Notes due June 1, 2021 and (4) Supervalu Inc.’s 7.75% Senior Notes due November 15, 2022 (the repayment, termination, discharge, defeasance, arrangement and release of all such indebtedness in this clause (ii) or, solely, in the case of the Existing UNFI Term Loan Credit Agreement, the giving of irrevocable notice for the repayment or redemption thereof in full, collectively, the “Closing Date Refinancing”), (iii) fees and expenses incurred in connection with the foregoing and transactions related thereto and (iv) working capital and general corporate purposes.

WHEREAS, substantially concurrently with the closing of the Supervalu Acquisition, the Borrower Agent is entering into the Term Loan Agreement to incur first lien term loans in an aggregate principal amount of up to $1,950,000,000 (intended to consist of a $1,800,000,000 term loan “B” tranche and a $150,000,000 364-day tranche), subject to the terms of the Intercreditor Agreement.

WHEREAS, the Lenders have indicated their willingness to make Loans, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1.    Definitions. As used herein, the following terms have the meanings set forth below: ABL Priority Collateral: as defined in the Intercreditor Agreement.
Account: as defined in the UCC or PPSA, as applicable, and all “claims” (for purposes of the Civil Code of Québec), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible, including, without limitation, a Credit Card Issuer, a Credit Card Processor, a Fiscal Intermediary or another Third Party Payor.

Acquired EBITDA: with respect to any Acquired Entity or Business for any period or any Converted Restricted Subsidiary, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

Acquired Entity or Business: the meaning specified in the definition of the term “Consolidated EBITDA.”

Additional Amendments Effective Date: January 24, 2019.

7

Administrative Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Applicable Offered Rate: LIBOR or the BA Equivalent Rate, as the context requires.

Applicable Offered Rate Loans: LIBOR Loans or BA Equivalent Rate Loans, as the context requires.

Applicable Termination Date: the U.S. Revolver Termination Date or the Canadian Termination Date, as the context requires.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of the Borrower Agent or any Subsidiary thereof, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C or otherwise satisfactory to the Applicable Agent.

Attributable Debt: on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Qualified Secured Bank Product Reserve; (d) the Secured Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon ABL Priority Collateral that are senior to any Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom), but not in excess of the Value of the affected ABL Priority Collateral; and (~~e~~f) such additional reserves (including, without limitation, a reserve equal to the amount outstanding under all Seller Notes), in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time, including reserves with respect to amounts owing by any Borrowing Base Obligor to any Person to the extent secured by a Lien on, or trust over, any ABL Priority Collateral including pursuant to PACA and/or PSA, or the rights of suppliers under Section
81.1 of the Bankruptcy and Insolvency Act (Canada) or of farmers, fishermen and aquaculturists under Section 81.2 of the Bankruptcy and Insolvency Act (Canada) and Prior Claims.

Available Equity Amount: at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions or other equity issuances (or issuances of Debt or Disqualified Equity Interests, in each case after the Closing Date, that have been converted into or exchanged for Qualified Equity Interests) received as cash equity by any Borrower (including to the extent issued by a direct or indirect parent company of any Borrower and subsequently contributed to any Borrower as Qualified Equity Interests) during the 30-day period immediately preceding the Available Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Equity Interests, plus (b) the aggregate amount of all dividends, returns, interests, profits,

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Bank of America-Canada Branch: Bank of America, N.A. (acting through its Canada branch), and its successors and assigns.

Bank of America Indemnitees: Bank of America and its Affiliates and their respective officers, directors, employees, branches (including Bank of America-Canada Branch), agents, mandataries, and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

~~Bank Product Reserve: the sum of (a) with respect to Qualified Secured Bank Product Obligations, an amount equal to the sum of the maximum amounts of the then outstanding Qualified Secured Bank Product Obligations to be secured as set forth in the notices delivered by Secured Bank Product Providers providing such Qualified Secured Bank Product Obligations plus (b) with respect to any other Secured Bank Product Obligations, the aggregate amount of reserves established by Administrative Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations~~.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the highest of (a) the Prime Rate for such day;
(b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for a one-month interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in U.S. Dollars.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

Benefits Plan: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit agreements or similar instruments, (iii) accrues interest in the absence of default or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business); (b) Capital Leases; (c) reimbursement

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a Canadian Subsidiary or a Domestic Subsidiary, each other Person who guarantees payment or performance of any Obligations.

Guaranty: (a) the Closing Date Guaranty Agreement and (b) each other guaranty agreement executed by a Guarantor in favor of the Applicable Agent.

Hazardous Materials: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

Health Care Laws: all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement programs, as now or at any time hereafter in effect, applicable.

Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy
Code.

Hedging Agreements MTM Value: an amount equal to the then aggregate outstanding mark-to- market (“MTM”) exposure of all Loan Parties to the relevant Secured Bank Product Providers for all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations (as applicable and calculated separately) as provided by the applicable Secured Bank Product Provider to the Administrative Agent from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values of all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations (as applicable and calculated separately) owing to such Secured Bank Product Provider at the time of the relevant calculation. The aggregate MTM value of all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable, owing to such Secured Bank Product Provider shall be calculated by such Secured Bank Product Provider in its reasonable discretion; provided that the Borrower Agent and the relevant Secured Bank Product Provider shall provide any supporting documentation for such value as may be reasonably requested from such person by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Qualified Secured Bank Product Obligations or Secured Bank Product Obligations (as applicable and calculated separately) owing to a Secured Bank Product Provider is a negative amount owing to such Secured Bank Product Provider (i.e., if all such Hedging Agreements with such Secured Bank Product Provider are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the Qualified Secured Bank Product Reserve or Secured Bank Product Reserve, as applicable. The MTM value for this purpose shall be calculated by the relevant Secured Bank Product Provider and provided to the Administrative Agent, the relevant Loan Party and the Borrower Agent together with the supporting calculations and documentation therefor (i) on or prior to the date on which obligations are designated as Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable (or, with respect to any Qualified Secured Bank Product Obligations or Secured Bank Product Obligations existing as of the Additional Amendments Effective Date, promptly after such date) and (ii) thereafter (x) from time to time as reasonably determined by the applicable Secured Bank Product Provider and (y) on any other dates on which a request is made by the Administrative Agent, the relevant Loan Party or the Borrower Agent, as applicable, for such MTM value. The Administrative Agent shall use such MTM value in calculating the relevant portion of the Qualified Secured Bank Product Reserve or Secured Bank Product Reserve, as applicable. Prior to any Secured Bank Product Provider providing the MTM value,
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obligations will not be designated as Qualified Secured Bank Product Obligations or Secured Bank Product Obligations, as applicable, for the purposes of this Agreement, until such time as a MTM value is provided by such Secured Bank Product Provider; provided that this sentence shall not apply to any Qualified Secured Bank Product Obligations or Secured Bank Product Obligations existing as of the Additional Amendments Effective Date.

HIPAA: the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

HIPAA Compliance Date: as defined in Section 9.1.29.(b). HIPAA Compliance Plan: as defined in Section 9.1.29.(a).
Immaterial Subsidiary: any Subsidiary of a Borrower that, together with its Subsidiaries, (a) generated less than 5% of gross revenues for the Fiscal Year most recently ended or (b) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 5% of the total assets of the Borrowers and their Subsidiaries, on a consolidated basis, as of the end of the Fiscal Year most recently ended; provided, however, that if at any time there are Subsidiaries that are classified as “Immaterial Subsidiaries” but that collectively (i) generated more than 5% of gross revenues for the Fiscal Year most recently ended or (ii) had total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis, as of the end of the Fiscal Year most recently ended, then the Borrowers shall cause such Subsidiaries to comply with the provisions of Section 10.1.9 such that, after such Subsidiaries become Guarantors hereunder, the Subsidiaries that are not Guarantors shall (A) have generated less than 5% of gross revenues for the Fiscal Year most recently ended and (B) have had total assets of less than 5% of the total assets of the Borrowers and their Subsidiaries on a consolidated basis as of the end of the Fiscal Year most recently ended. To the extent any of such Subsidiaries are acquired or formed during the relevant Fiscal Year, the percentages set forth above shall be calculated on a pro forma basis after giving effect to such acquisition or formation as if such acquisition or formation had occurred on the first day of such Fiscal Year.

Incremental Equivalent Debt: Debt of any Borrower or any Subsidiary in an aggregate principal amount not to exceed the Maximum Incremental Facilities Amount so long as (A) such Debt shall not mature prior to the date that is 91 days after the latest Applicable Termination Date (or prior to the latest Applicable Termination Date in the case of any such Debt that is secured with a Lien on the Term Loan Priority Collateral ranking pari passu with the Liens securing the Term Loan Facility); provided, that the foregoing requirements of this clause (A) shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (A), (B) such Debt shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those applicable to the initial term loans under the Term Loan Facility; provided, that the foregoing requirements of this clause (2) shall not apply to the extent such Debt constitutes a customary bridge facility, so long as the long-term Debt into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B), (C) in the case of any secured Incremental Equivalent Debt, shall be subject to customary intercreditor terms (including those in the Intercreditor Agreement and/or any other lien subordination and intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent, as
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PSA: the Packers and Stockyards Act (7 USC § 196 et seq.).

PSA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PSA or any similar law enacted by any other state or jurisdiction including any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred at the time of or within 270 days after acquisition, construction, repair, replacement or improvement of any fixed or capital assets, for the purpose of financing any of the price thereof; (c) Debt (other than the Obligations) incurred for the construction or acquisition or improvement of, or to finance or to refinance the construction, acquisition or improvement of, any Real Estate owned by any Obligor (excluding any Debt incurred in connection with Sale Leaseback transaction permitted hereunder); and (d) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures (a) Capital Leases or any Refinancing Debt with respect thereto or (b) Purchase Money Debt or any Refinancing Debt with respect thereto, in each case, encumbering only the fixed or capital assets acquired with such Debt (and additions and accessions to such assets and the proceeds and the products thereof and customary security deposits) and constituting a purchase money security interest under the UCC, in the case of clause (b), the PPSA or other Applicable Law.

Qualified Cash: as of any date of determination, as to any Person, the aggregate amount of unrestricted cash and Cash Equivalents of such Person and its Subsidiaries as of such date that is (a) held in a Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits), investment account, securities account or such other account, in each case, with the Administrative Agent, (b) subject to the Applicable Agent’s first priority perfected Lien and (c) not subject to any other Lien, other than nonconsensual Liens permitted under Section 10.2.2 having priority by operation of applicable Law, without limiting the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such nonconsensual Liens; provided that the Borrower Agent shall promptly notify the Administrative Agent of any such nonconsensual Lien after obtaining knowledge thereof.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified Equity Interests: any Equity Interests of UNFI that are not Disqualified Equity Interests.

Qualified Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Hedging Agreements owing by a Borrower or Subsidiary to a Secured Bank Product Provider, as long as no Overadvance would result from establishment of a Qualified Secured Bank Product Reserve for such amount. The reasonably anticipated liabilities in respect of such obligations with respect to Hedging Agreements owed to Bank of America and its Affiliates or branches shall constitute Qualified Secured

Bank Product Obligations unless otherwise agreed by Bank of America or such Affiliate or branch. Notwithstanding the foregoing, in no event shall Qualified Secured Bank Product Obligations of an Obligor include its Excluded Swap Obligations.

Qualified Secured Bank Product Reserve: reserves in an amount equal to the then aggregate outstanding Hedging Agreements MTM Value of all Qualified Secured Bank Product Obligations.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: any Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced except by an amount equal to unpaid accrued interest and premium thereon, plus amounts that would otherwise be permitted under Section 10.2.1 (with such amounts being deemed utilization of the applicable basket or exception under Section 10.2.1), plus other reasonable fees and expenses reasonably incurred in connection with such refinancing, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) it has a final maturity no sooner than, a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) if applicable, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) solely with respect to Debt permitted under Section 10.2.1(c), the representations, covenants and defaults applicable to it, taken as a whole, are not materially less favorable to the applicable Borrower or Subsidiary than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; and (f) no additional Person is obligated on such Debt that is not an Obligor.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Permitted Purchase Money Debt or Debt otherwise permitted under Section 10.2.1.

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: as of any date of determination, Lenders having more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in LC Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused U.S. Revolver Commitments and Canadian

Commitments; provided that the unused U.S. Revolver Commitments and Canadian Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders

Restricted Investment: any Investment by a Borrower or Subsidiary other than a Permitted Investment; provided that any contribution, sale, assignment, transfer or other disposition or investment of any Intellectual Property to or in any Unrestricted Subsidiary shall constitute a Restricted Investment, notwithstanding any basket or other exception in the definition of “Permitted Investment” that would otherwise permit any such contribution, sale, assignment, transfer, disposition or investment, except for any contribution, sale, assignment, transfer, disposal or investment of any Intellectual Property to or in any Unrestricted Subsidiary that is otherwise permitted under the definition of “Permitted Investment” and in the reasonable business judgment of the Borrower Agent is immaterial to, or no longer used in or necessary for, the conduct of the business of the Borrower Agent or any Restricted Subsidiary.

Restricted Subsidiary: any Subsidiary of the Borrower Agent (other than a Borrower) other than an Unrestricted Subsidiary.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of (i) any Borrower, Subsidiary or other Obligor to grant Liens on any assets for the benefit of the Secured Parties with respect to the Obligations or (ii) any Borrower (other than UNFI), Subsidiary or other Obligor to declare or make Distributions or to repay any intercompany Debt.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto.

Sale Leaseback: means any transaction or series of related transactions pursuant to which any Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

Sanctions: any international economic sanctions administered or enforced by the United States Government (including OFAC), the Canadian government, the United Nations Security Council or the European Union, Her Majesty’s Treasury.

Scheduled Unavailability Date: as defined in Section 3.6.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider, as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Secured Bank Product Reserve for such amount; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates or branches; and (b) any other Person that is a Lender or Affiliate or branch of a Lender (x) on the Closing Date with respect to any Bank Product existing on the Closing Date or (y) at the time it enters into an agreement to provide a Bank Product (even though, at a later time of determination, such Person or such Person’s Affiliate no longer holds any commitments or Loans hereunder), provided such provider delivers written notice to Administrative Agent, in the form attached hereto as Exhibit G or in such other form as agreed by the Administrative Agent (including any form accepted by the Administrative Agent prior to the Additional Amendments Effective Date), in each case, as acknowledged by Borrower Agent, within 10 days (or such later date as the Administrative Agent may agree) following the later of the Closing Date or the creation of the Bank Product, (i) describing the Bank Product and setting forth the amount of the obligations in respect of such Bank Product to be secured by the Collateral (and, if the Bank Product is not a Hedging Agreement, setting forth the maximum amount of the related ~~Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the maximum amount of such Qualified~~ Secured Bank Product Obligations), which amount may be established and increased or decreased by further written notice from such provider to the Administrative Agent from time to time, ~~that are to be secured by the Collateral,~~ and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Bank Product Reserve: (a) with respect to any Secured Bank Product Obligations arising from Hedging Agreements, the Hedging Agreements MTM Value of such Secured Bank Product Obligations and (b) with respect to any other Secured Bank Product Obligations, the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated monetary obligations of the Loan Parties under any Secured Bank Product Obligations owing to any Secured Bank Product Providers.

Secured Parties: Agents, Issuing Banks, Lenders and Secured Bank Product Providers.

Security Agreements: (a) the Closing Date U.S. Security Agreement and (b) any other security agreement or joinder agreement that may be entered into after the Closing Date with respect to a Subsidiary of the Borrowers formed or acquired after the Closing Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Security Documents: the Guaranties, Security Agreements, Closing Date Canadian Security Documents, Deposit Account Control Agreements, Credit Card Notifications and all other security agreements, deeds of hypothec, pledge agreements, or other collateral security agreements, instruments or documents entered into or to be entered into by an Obligor pursuant to which such Obligor grants or perfects a security interest in certain of its assets to the Applicable Agent, including PPSA and UCC financing statements and financing change statements, as applicable, required to be executed or delivered pursuant to any Security Document, and in each case any applicable joinder agreement to any of the foregoing.

Seller Note: any unsecured promissory note (and any guarantee thereof) issued by one or more Obligors (or any Subsidiary of an Obligor organized for purposes of the corresponding Permitted Acquisition, which as a part of such Permitted Acquisition will contemporaneously be merged with or into an Obligor or otherwise will become an Obligor promptly thereafter in accordance with this Agreement) in favor of a seller in connection with a Permitted Acquisition in an aggregate principal amount not to exceed the purchase price in respect of such Permitted Acquisition.

Canadian Lender which would constitute “interest” for purposes of the Criminal Code Section. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” under the Criminal Code Section shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Applicable Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Applicable Agent shall be conclusive, absent manifest error, for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1.	Manner of Borrowing and Funding Loans.

4.1.1.	Notice of Borrowing.

(a)    Whenever (x) U.S. Borrowers desire funding of a Borrowing of U.S. Revolver Loans, Borrower Agent shall give Administrative Agent, and (y) Canadian Borrower desires funding of a Borrowing of Canadian Loans, Canadian Borrower shall give Canadian Agent, a Notice of Borrowing. Such notice must be received by the Applicable Agent (i) no later than ~~11:00 a~~1:00 p.m. ~~(i)~~ on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) no later than 11:00 a.m. at least two Business Days prior to the requested funding date, in the case of Applicable Offered Rate Loans. Notices received after 1:00 p.m., with respect to Base Rate Loans, and 11:00 a.m., with respect to Applicable Offered Rate Loans, shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, in the case of U.S. Revolver Loans, and (D) in the case of LIBOR Loans or BA Equivalent Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)    Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, the Applicable Agent may, at its option, charge such Obligations against any operating, investment or other account of a U.S. Borrower or Canadian Borrower, as the case may be, maintained with such Agent or any of its Affiliates.

(c)    If any Borrower maintains any disbursement account with any Agent or any Affiliate of any Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan, in the case of the U.S. Borrowers, or a BA

Equivalent Rate Loan, in the case of the Canadian Borrower, on the date of such presentation, in the amount of the Payment Item. The proceeds of such Loan may be disbursed directly to the disbursement account.

4.1.2.    Fundings by Lenders. Each Applicable Lender shall timely honor its U.S. Revolver Commitment or Canadian Commitment, as the case may be, by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, the Applicable Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by ~~12:00 noon~~2:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of Applicable Offered Rate Loans. Each Applicable Lender shall fund to the Applicable Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Applicable Agent in immediately available funds not later than ~~2:00~~4:00 p.m. on the requested funding date, unless the Applicable Agent’s notice is received after the times provided above, in which case the Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, the Applicable Agent shall disburse the proceeds of the Loans as directed by Borrower Agent or the Canadian Borrower, as the case may be. Unless the Applicable Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Applicable Agent may assume that such Lender has deposited or promptly will deposit its share with such Agent, and such Agent may disburse a corresponding amount to U.S. Borrowers or the Canadian Borrower, as the case may be. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by the Applicable Agent, then the applicable Borrower or Borrowers agree to repay to the Applicable Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Subject to Section 3.8, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.	Swingline Loans; Settlement.

(a)    Subject to the terms and conditions set forth herein, on any Business Day from and after the Closing until the Business Day prior to the Maturity Date, (i) the U.S. Swingline Lender shall advance Swingline Loans to the U.S. Borrowers up to an aggregate outstanding amount equal to U.S.
$100,000,000 (and notwithstanding the fact that such Swingline Loans, when aggregated with the Total U.S. Revolver Outstandings of such Person in its separate capacity as a U.S. Revolver Lender, may exceed the amount of the U.S. Revolver Commitment of the U.S. Swingline Lender); provided that, (x) after giving effect to any such Swingline Loan, the Total U.S. Revolver Outstandings at such time (including the requested Swingline Loan) would not exceed the U.S. Revolver Borrowing Base and (y) subject to the immediately preceding parenthetical, the Total U.S. Revolver Outstandings and other exposure with respect to the U.S. Revolver Commitments (including its Pro Rata purchase of participations in Swingline Loans made by the U.S. Swingline Lender) of any
U.S. Revolver Lender shall not exceed its U.S. Revolver Commitment and (ii) the Canadian Swingline Lender shall advance Swingline Loans to the Canadian Borrower up to an aggregate outstanding amount equal to U.S. $3,500,000 (and notwithstanding the fact that such Swingline Loans, when aggregated with the have terminated, a U.S. Revolver Overadvance or Canadian Overadvance exists or the conditions in Section 6 are satisfied.

(d) Each Borrowing of Swingline Loans shall be made upon the applicable U.S. Borrower's or Canadian Borrower’s irrevocable notice to the
U.S. Swingline Lender or Canadian Swingline Lender, as applicable, in each case with a copy to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Persons in the preceding sentence not later than ~~1:00~~2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, of a written Notice of Borrowing. Promptly after receipt by the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, of any telephonic notice of Borrowing of Swingline Loans, the U.S. Swingline Lender or Canadian Swingline Lender, as applicable, will, provided, that all applicable conditions in this Section 4.1.3 and Section 6.3 are satisfied or waived in accordance with terms hereof, not later than ~~3:00~~4:00 p.m. on the borrowing date specified in such notice, make the amount of its Swingline Loans available to the U.S. Borrowers or the Canadian Borrower, as applicable.

(e) Any Swingline Lender may resign at any time upon notice to the Applicable Agent and the applicable Borrower or Borrowers. On and after the effective date of such resignation, such Swingline Lender shall have no obligation to make Swingline Loans, but shall continue to have all rights and other obligations of a Swingline Lender hereunder relating to any Swingline Loan issued by such Swingline Lender prior to such date. To the extent requested by the Borrower Agent, the applicable Swingline Lender shall use commercially reasonable efforts to promptly appoint a replacement Swingline Lender which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the applicable Borrower or Borrowers.

4.1.4.    Notices. Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to the Applicable Agent. Borrowers shall confirm each such request by prompt delivery to the Applicable Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if such notice differs materially from the action taken by the Applicable Agent or the Applicable Lenders pursuant to the telephonic or e-mailed instructions from Borrowers, the records of such Agent and such Lenders shall govern. No Agent or Lender shall have any liability for any loss suffered by a Borrower as a result of any Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by any Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.	Defaulting Lender.

4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), each payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated, subject to Section 4.5, as follows, subject to the Intercreditor Agreement:

(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to any Agent;

(b)    second, to all amounts owing to any Swingline Lender on Swingline Loans, Overadvances, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)	third, to all amounts owing to Issuing Bank;

(d)    fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)    fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f)	sixth, to Cash Collateralize all LC Obligations;

(g)    seventh, to all Loans (other than Overadvances and Protective Advances), and to Qualified Secured Bank Product Obligations to the extent a Qualified Secured Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to the Administrative Agent pursuant to the terms hereof, if applicable; and

(h)	last, to all other Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Amounts distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations shall be the lesser of (i) the maximum Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, last reported to the Administrative Agent, if applicable, and (ii) the actual Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, as the case may be, as calculated by the methodology reported to the Administrative Agent, if applicable, for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations or Qualified Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, the Administrative Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor,